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                                                                     Exhibit 2.1


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                            ASSET PURCHASE AGREEMENT

                                  by and among:


                             SHERWOOD PARTNERS, INC.

                                       and

                                   SEEC, INC.

                          ----------------------------

                           Dated as of January 8, 2003

                          ----------------------------


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                            ASSET PURCHASE AGREEMENT

              THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of January 8, 2003, by and among SHERWOOD PARTNERS, INC., a California corporation ("SELLER"), solely as Assignee for the Benefit of Creditors of ASERA, INC., a Delaware corporation ("ASSIGNOR"), SEEC, INC., a Pennsylvania corporation ("PARENT" or the "Purchaser"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

         A. By resolutions of the board of directors and stockholders of Assignor, as memorialized in the duly executed minutes, Assignor has transferred ownership of all of its Assets to Seller, and in so doing has also designated Seller to act, pursuant to California law, as the Assignee for the Benefit of Creditors of Assignor (the "ASSIGNMENT"). The General Assignment Agreement (the "GENERAL ASSIGNMENT AGREEMENT") between Assignor and Seller is attached hereto as EXHIBIT B.

         B. The board of directors of the Purchaser believe that it is in the best interest of the company and its shareholders that the Purchaser purchase substantially all of the Assets from the Seller as more fully identified in
Section 1.2 below (the "REQUIRED ASSETS") on the terms and conditions set forth in this Agreement and, in furtherance thereof, have approved the same.

         C. The Seller wishes to sell the Required Assets to the Purchaser, and Purchaser wishes to purchase the Required Assets from the Seller, on the terms set forth in this Agreement. After consummation of the Closing contemplated under this Agreement, the Seller will liquidate any Assets that are not Required Assets hereunder and will undertake the winding down of Assignor, which shall ultimately include, but shall not be limited to, the distribution of net funds, after payment of fees and costs associated with the liquidation and winding down, to Assignor's creditors, which are generated from the sale of such assets.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:


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1.       SALE OF ASSETS; RELATED TRANSACTIONS.

         1.1 SALE OF REQUIRED ASSETS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser at the Closing (as defined below), and Purchaser agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest in and to all of the Required Assets. The Required Assets, subject to the provisions hereof, including, without limitation, Section 1.4 below, will be sold, assigned, transferred and conveyed to Purchaser on the Closing Date "as is" and "where is", with no representations or warranties from the Seller other than those specifically set forth below, and subject to any and all pledges, liens, security interests, encumbrances, charges, title retention, claims, conditional sale or other security arrangements of any nature whatsoever (collectively, "ENCUMBRANCES").

         1.2 REQUIRED ASSETS DEFINED.

             (A) As used in this Agreement, subject to the provisions contained herein, the term "REQUIRED ASSETS" means, collectively, Seller's right, title and interest, if any, in and to the Assets (other than Excluded Assets), including, without limitation, the following:

               (I) All cash and cash equivalents (including marketable securities and short-term investments) held by Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof ("CASH") in excess of $650,000;

               (II) All Accounts Receivable of Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof, subject to the provisions of Section 1.2 (c) below ("REQUIRED ACCOUNTS RECEIVABLE");

               (III) All equipment, machinery, computer hardware and software, materials, prototypes, tools, supplies, vehicles, furniture and fixtures, and other tangible assets held by Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof, including, without limitation, those tangible assets held by Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof ("FIXED ASSETS");

               (IV) All raw materials, work-in-process and finished goods inventory held by Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date;



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               (V) All Intellectual Property and Intellectual Property Rights of
Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof including, without limitation, all Intellectual Property and Intellectual Property Rights of Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date listed on EXHIBIT C attached hereto;

               (VI) Those customer lists as set forth in EXHIBIT C attached hereto;

               (VII) All Assignor Contracts (other than the General Assignment Agreement) including, without limitation, all software licenses, maintenance contracts, partner agreements and contracts or agreements set forth in EXHIBIT C attached hereto; and

               (VIII) All advertising, marketing and promotional materials of Assignor in the possession of Seller as Assignee for the Benefit of Creditors of Assignor as of the Closing Date hereof.

             For purposes of this Agreement, "EXCLUDED ASSETS" shall mean
(i) all claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to (x) any Liability of Assignor that is not included in the Assumed Liabilities, (y) any Asset other than a Required Asset, and/or (y) any preference or fraudulent conveyance recoveries of Seller or Assignor under applicable law, (ii) state or federal Tax refunds owing to Seller or Assignor, (iii) insurance refunds or recoveries owing to Seller or Assignor, (iv) utility or leasehold security deposits owing to Seller or Assignor, (v) any of the rights of the Seller under this Agreement, (vi) Cash up to the aggregate amount equal to $650,000, (vii) Excluded Receivables (as defined in Section 1.2(c) below), (viii) any rights of Seller under any Assignor Contracts other than those Contracts included as part of the Required Assets, including, without limitation, those Contracts listed on EXHIBIT C and (ix) the Assets expressly identified on EXHIBIT D as Excluded Assets. Notwithstanding anything contained herein to the contrary, within thirty
(30) days following the Closing, the Purchaser may exclude any Assets which would otherwise be Required Assets under this Section 1.2, and such Assets shall be deemed Excluded Assets, by delivery to Assignor of an amendment to EXHIBIT D hereof including such Assets thereon.



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          (b) For purposes hereof, to the extent that the amount of Cash as of the Closing Date is less than $650,000 (the "CASH SHORTFALL AMOUNT"), then
(i) Seller shall be entitled to retain the first cash proceeds received by Seller on behalf of Assignor from those Accounts Receivable of Seller as Assignee for the Benefit of Creditors of Assignor in an amount equal to the Cash Shortfall Amount, (ii) such Accounts Receivable shall be deemed "EXCLUDED RECEIVABLES" hereunder, and (iii) the Required Accounts Receivable shall be reduced by, and shall not include, those Accounts Receivable of Seller as Assignee for the Benefit of Creditors of Assignor representing such Excluded Receivables.

     1.3 ASSET TRANSFER; PASSAGE OF TITLE; DELIVERY.

                    (A) TITLE PASSAGE. Except as otherwise provided in this Section, upon the Closing, title to all of the Required Assets shall pass to Purchaser, and Seller shall make available to Purchaser possession of all of the Required Assets as provided in subsection 1.3(b), and shall further, upon Purchaser's request, execute assignments, conveyances and/or bills of sale reasonably requested to convey to Purchaser title to all the Required Assets, subject to the Encumbrances, in accordance with Section 1.1 of this Agreement, as well as such other instruments of conveyance as counsel for Purchaser may reasonably deem necessary to effect or evidence the transfers contemplated hereby.

          (B) DELIVERY OF REQUIRED ASSETS. On the Closing Date (as defined herein), Seller shall make available to Purchaser possession of the Required Assets, provided however, that the expenses of retrieving, removing and transferring the Required Assets shall be borne exclusively by Purchaser.

          (C) RETENTION OF DOCUMENTS. As Assignee, Seller is responsiblefor maintaining business records during the assignment process and, among other things, will have to prepare and file final tax returns. Seller shall make available to Purchaser upon reasonable prior written notice and as reasonable and appropriate all of the books and records held by Seller as Assignee for the Benefit of Creditors of Assignor relating to the Required Assets, and permit Purchaser to review and make copies as reasonable and appropriate; PROVIDED, HOWEVER, that (i) Seller does not have any delivery obligation whatsoever hereunder, and (ii) Purchaser shall be solely responsible for all costs and expenses incurred in connection with this Section


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1.3(c), including, without limitation, all copy charges associated therewith .

     1.4 NON-ASSIGNABILITY. Anything to the contrary contained herein notwithstanding, to the extent that any asset which would otherwise be a Required Asset, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the approval, consent or waiver of any Persons (including any Governmental Body) other than Seller or Assignor, and such approval, consent or waiver of such Person is not obtained prior to the Closing or if such sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any Legal Requirements or Order, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof. Any such assets shall be "NON-TRANSFERRED ASSETS" and shall not be deemed a Required Asset as of the Closing Date. Purchaser shall take such actions as necessary and appropriate to obtain whatever approval, consent or waiver is necessary to permit Purchaser to derive the benefits and assume the obligations with respect to any such Non-Transferred Asset in accordance with this Agreement. Seller shall use good faith commercially reasonable efforts to execute any such approval, consent, waiver or instruments as reasonable or appropriate to permit such sale, conveyance, assignment, transfer or delivery of such Non-Transferred Asset. As soon as practicable after such approval, consent or waiver has been received, or is no longer required, Seller shall sell, convey, assign, transfer or deliver of such Non-Transferred Asset to Purchaser for no additional consideration, and such Transferred Assets shall be deemed a Required Asset, and subject to the terms and conditions hereof relating to the sale, conveyance, assignment, transfer and delivery of Required Assets hereunder. Notwithstanding the foregoing, the parties acknowledge and agree that, assuming that Seller has used good faith commercially reasonable efforts in performing its obligations as contemplated in this Section 1.4, the failure to obtain any such approval, consent or waiver shall in no way modify or amend the rights of the parties under this Agreement, or otherwise be deemed a Breach by Seller in whole or in part whatsoever. Anything to the contrary contained herein notwithstanding, Purchaser shall be solely responsible for any and all licensing, transfer, conveyance or other fees, costs, expenses or charges that may be associated with obtaining the subject approval, consent or waiver as contemplated in this Section or that may otherwise be associated with the use, possession or ownership of the Required


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Assets, including, without limitation, those Non-Transferred Assets which become
Required Assets pursuant to the provisions hereof.

2.   PURCHASE PRICE; ASSUMED LIABILITIES; CLOSING

     2.1 PURCHASE PRICE. As consideration for the sale, transfer, conveyance and assignment of all of the Required Assets to the Purchaser, at the Closing or as otherwise provided herein, the Purchaser shall (i) assume the Assumed Liabilities pursuant to Section 2.2 hereof, (ii) issue and deliver to Seller the Seller Warrants pursuant to Section 2.3 hereof and (iii) deliver such funds as shall be payable under the Business Continuity Fund pursuant to Section 2.4 hereof (the "PURCHASE PRICE").

     2.2 ASSUMED LIABILITIES.

          (A) For purposes of this Agreement, "ASSUMED LIABILITIES" shall mean the following liabilities of Seller and of Assignor expressly listed below which the Purchaser agrees, upon the consummation of, and effective as of, the Closing to assume:

               (I) The indebtedness of Assignor owing to Venture Lending & Leasing III, Inc. ("VLL"), Third Coast Capital ("TCC"), Venture Banking Group ("VBG"), GATX Ventures, Inc. ("GATX") and Heller Financial Leasing, Inc. ("HELLER" and, together with VLL, TCC, VBG and GATX, the "SYNDICATE") pursuant to that certain Loan Agreement dated as of April 24, 2001, as amended by that certain letter agreement dated August 6, 2002 and that certain letter agreement dated November 15, 2002 (the "SYNDICATE LOAN AGREEMENT")(collectively, all amounts owing under the Syndicate Loan Agreement, the "SYNDICATE INDEBTEDNESS"); PROVIDED, that in no event shall the Syndicate Indebtedness exceed $1,065,213.60;

               (II) The indebtedness of Assignor owing to Comdisco Ventures, Inc. ("COMDISCO") pursuant to that certain Restructuring Agreement dated as of November 15, 2002 (the "COMDISCO LOAN AGREEMENT")(collectively, all amounts owing under the "COMDISCO INDEBTEDNESS"); PROVIDED, that in no event shall the Comdisco Indebtedness exceed $506,440.37;

               (III) The indebtedness of Assignor owing to KPCB Holdings, Inc., as nominee, and certain other lenders (collectively, the "BRIDGE LENDERS") pursuant to that certain


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Note and Warrant Purchase Agreement dated as of November 15, 2002 (the "Bridge
Purchase Agreement") (collectively, all amounts owing under the Bridge Purchase Agreement, the "BRIDGE INDEBTEDNESS"); PROVIDED, that in no event shall the aggregate principal amount of all promissory notes issued pursuant to the Bridge Purchase Agreement exceed $2,112,525; and

               (IV) the obligations of Assignor arising under the Maintenance Contracts and other Contracts identified on EXHIBIT C, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by Seller or Assignor of any provision of such Contracts and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts.

     (B) Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "ASSUMED LIABILITIES" shall not include, and the Purchaser shall not assume or be required to perform or discharge: (1) any Liability of Seller or any other Person other than those Liabilities expressly assumed in Section 2.2(a); (2) any Liability of Seller or Assignor arising out of or relating to the execution, delivery or performance of the General Assignment, this Agreement or any of the Transactional Agreements other than any Claim or Liability whatsoever of Seller arising out of a Breach by Purchaser or other obligation by Purchaser in connection with this Agreement and the Transactional Agreements; (3) any Liability of Seller or Assignor arising from or relating to any action taken by Seller or Assignor, or any failure on the part of Seller or Assignor to take any action, at any time after the Closing Date, except with respect to the Non-Transferred Assets to the extent that such assets are transferred hereunder pursuant to Section 1.4 hereof and there are Encumbrances with respect to such Non-Transferred Assets as of the time of such transfer pursuant to Section 1.4 hereof; (4) any Liability of Seller or Assignor arising from or relating to (x) any services performed by Seller or Assignor for any customer, or (y) any claim or Proceeding against Seller or Assignor; (5) any Liability of Seller or Assignor for the payment of any Tax except for such Taxes and any other charges, costs, expenses and fees relating to the sale of the Required Assets as contemplated herein; (6) any Liability of Seller or Assignor to any employee or former employee of Assignor under or with respect to any Employee Plan or Employee Agreement including, without limitation, any vacation pay and similar


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accruals, COBRA benefits or severance or termination pay; (7) any Liability under any Contract, if Seller or Assignor shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract; (8) any Liability for (i) any indebtedness or accounts payable of Assignor, whether secured or unsecured, not specifically assumed in
Section 2.2 above, (ii) any Syndicate Indebtedness in excess of $1,065,213.60,
(iii) any Comdisco Indebtedness in excess of $506,440.37, or (iv) any Bridge Indebtedness which relates to any promissory notes issued pursuant to the Bridge Purchase Agreement in the aggregate principal amount in excess of $2,112,525,
(9) any Liability which may be sustained, suffered or incurred under the WARN Act in connection with the operation of the business of Assignor or the consummation of the Assignment or the Transactions, (10) any Liability arising out of or connected to the liquidation and winding down of Assignor's business and (11) any other Liability that is not specially assumed in Section 2.2(a) above.

                  (C) The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate either party to any person or entity other than the parties to this Agreement. Assumption by Purchaser of any liabilities or obligations of Seller under this Section shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies such parties would have against Seller if the Closing were not consummated.

     2.3 BUSINESS CONTINUITY FUND. Following the Closing, from time to time during the period commencing as of the Closing Date and continuing through the first anniversary of the Closing Date (the "BUSINESS CONTINUITY FUND PERIOD"), the Purchaser, in its sole and absolute discretion, shall deliver to Sherwood cash for the purpose of paying certain unsecured creditors of Assignor listed on
SCHEDULE 2.3 attached hereto (collectively, the "BUSINESS CONTINUITY UNSECURED CREDITORS"), and in such amounts as expressly directed by Purchaser in writing from time to time, which designation of Business Continuity Unsecured Creditors and payment directions shall be determined by Purchaser in its sole and absolute discretion. Upon receipt of such funds, which funds shall be made payable to Seller solely as Assignee for the Benefit of Creditors of Assignor and which funds, upon receipt, will be deposited separately by Seller as Assignee for the Benefit of Creditors of Assignor from all other funds used in


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connection with the administration of the estate of Assignor for the sole and limited purpose as set forth in this Section 2.3 hereof, and at the direction of the Purchaser, Sherwood shall promptly pay to such Business Continuity Unsecured Creditors such amounts as shall be determined and directed by the Purchaser in writing. Notwithstanding anything contained herein to the contrary: (i) the maximum amount of cash which the Purchaser shall pay in connection with the Business Continuity Fund shall be $500,000 ("MAXIMUM BUSINESS CONTINUITY FUND PAYMENTS"); (ii) if at any time following the Closing any additional Audit Fees must be paid by the Purchaser, such amounts shall be credited towards the Maximum Business Continuity Fund Payments; (iii) the Business Continuity Fund is an express condition of Purchaser in entering into this Agreement and performing the Transactions contemplated herein; and (iv) the provisions of this Section
2.3 shall in no manner be deemed to expand the obligations or Liability, if any, of Seller, as Assignee for the Benefit of Creditors of Assignor, to any creditor of Assignor whatsoever, including, without limitation, any Business Continuity Unsecured Creditor.

     2.4 SELLER WARRANTS. Subject to the provisions of Section 6.6 hereof, Purchaser shall issue to the Seller as Assignee for the Benefit of Creditors of Assignor the Seller Warrants (as defined below) in favor of Seller to purchase an aggregate of 20,000 shares of Parent Common Stock.

     2.5 ALLOCATION. Within a reasonable time following the Closing, the parties shall use good faith reasonable efforts to prepare and deliver a mutually acceptable statement detailing a good faith allocation of the consideration among the Required Assets hereof, such schedule to be attached hereto as
SCHEDULE 2.5 hereof. To the extent that the parties hereto mutually agree to an acceptable allocation as contemplated herein, such allocation prescribed by such statement, as between the parties hereto, shall be conclusive and binding, and no party hereto may file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

     2.6 CLOSING. The closing of the purchase and sale of the Required Assets contemplated hereby to the Purchaser (the "CLOSING") shall take place at a closing at the offices of Sulmeyer, Kupetz, Baumann & Rothman, a professional corporation, 300 South Grand Avenue, Suite 1400, Los Angeles, California 90071 at 10:00 a.m. on January 8, 2003 (the "CLOSING DATE"), or at such other time or date, and at such place, or by such other


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means of exchanging documents, as may be agreed to by the parties hereto. If the
Closing does not occur on or prior to January 8, 2003, or such later date upon which Purchaser and Seller may agree in writing, this Agreement shall terminate upon written notice of termination given by either party hereto that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no party hereto will have any further rights or obligations hereunder, except that Sections 5.1, 6.1 and 6.2 below shall survive such termination.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     The Seller represents and warrants to the Purchaser that all of the following statements are true, accurate and correct:

     3.1 DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. Seller has all requisite corporate power and authority to enter into and to perform its obligations under the General Assignment, this Agreement and each of the other Transactional Agreements and to consummate the Assignment and the Transactions. The execution, delivery and performance by the Seller of the General Assignment, this Agreement and each of the other Transactional Agreements, and the consummation of the Assignment and the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller. The General Assignment and this Agreement have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms. Upon the execution and delivery of the other Transactional Agreements, such Transactional Agreements will constitute the legal, valid and binding obligations of the Seller and will be enforceable against the Seller in accordance with their terms. To the best of Seller's knowledge, (i) the execution, delivery and performance by the Assignor of the General Assignment was duly authorized by all necessary corporate action on the part of Assignor, (ii) the General Assignment has been duly executed and delivered by Assignor and (iii) the General Assignment constitutes a valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.


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     3.3 NON-CONTRAVENTION; CONSENTS. The execution, delivery and performance of the General Assignment, this Agreement or any of the other Transactional Agreements by Seller, and the consummation of the Assignment and the Transactions by Seller, do not and will not directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with, or result in a violation of, any term of Seller's Articles of Incorporation or Bylaws, (ii) to the best of Seller's knowledge, require any material filing with, or permit, authorization, consent or approval of, any Governmental Body or other Person, except for any consents, approvals or waivers which must be obtained from the Syndicate, Comdisco or the Bridge Lenders or (iii) to the best of Seller's knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Assignment or any of the Transactions or exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, Assignor or any of the Required Assets is subject, except as such may be limited by applicable bankruptcy laws of the United States. To the best of Seller's knowledge, Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of the General Assignment, this Agreement or any of the other Transactional Agreements or the consummation or performance of the Assignment or the Transactions, except for any consents, approvals or waivers which must be obtained from the Syndicate, Comdisco or the Bridge Lenders.

     3.4 LITIGATION. To the best of Seller's knowledge, there is no Proceeding by or before any Governmental Body or threatened against or involving Seller or Assignor, or any of Assignor's subsidiaries or affiliates, (i) that relates to or might affect in any material way any Required Asset or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the ability of Seller or Assignor to consummate the Assignment or any of the Transactions. Seller is not aware nor have grounds to know of any reasonable basis for the commencement of any such Proceeding. To the best of Seller's knowledge, there are no Orders of any Governmental Body against Seller or Assignor, or any of Assignor's subsidiaries or affiliates, affecting the Required Assets or either Seller's or Assignor's ability to consummate the Assignment or the Transactions.



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     3.5 ASSIGNEE. All rights of Seller with regard to the ownership and possession of the Required Assets are rights held as Assignee pursuant to the General Assignment made by Assignor. Pursuant to the General Assignment, Assignor has informed Seller that it transferred all of Assignor's right, title and interest in and to the Required Assets to Seller. Pursuant to this Agreement, Seller, solely in its capacity as Assignee, sells, assigns, and transfers all of its right, title and interest in and to the Required Assets to Purchaser.

     3.6 TITLE TO ASSETS. To the best of Seller's knowledge after reasonable inquiry, including, without limitation, competent assessment of a national UCC search, Seller, as Assignee, has good and marketable title to, all of the Required Assets. Seller sells, assigns, transfers and conveys the Required Assets to Purchaser "as is" and "where is", with no representations or warranties as to merchantability, fitness or use, and the Required Assets shall be subject to the Encumbrances and the following:

         (A) AS-IS SALE; DISCLAIMERS; RELEASE. IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE REQUIRED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (B) PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE REQUIRED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE REQUIRED ASSETS ARE BEING SOLD "AS IS, WHERE IS, WITH ALL FAULTS."

         (C) PURCHASER ACKNOWLEDGES TO SELLER THAT PURCHASER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE REQUIRED ASSETS AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE REQUIRED ASSETS AND ITS ACQUISITION THEREOF. PURCHASER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT PURCHASER WILL


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RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS
TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. PURCHASER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

     3.7 INVESTMENT EXPERIENCE. Seller is an "accredited investor" as defined in Rule 501(A) under the Securities Act.

     3.8 INVESTMENT INTENT. Seller is hereby granted the Seller Warrants to purchase the Warrant Shares as contemplated herein for its own account as principal solely in its capacity as Assignee for the Benefit of Creditors of Assignor, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. The Seller understands that its acquisition of the Seller Warrants has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such Seller's investment intent as expressed herein. Seller shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Seller Warrants or the underlying Warrant Shares, except in compliance with the terms of this Agreement and the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, or an exemption thereunder.

     3.9 OPPORTUNITY TO OBTAIN INFORMATION. Seller has had an opportunity to ask questions of and receive answers from the Purchaser or a person acting on behalf of Purchaser concerning the terms and conditions of the Transactions and the business, properties and financial condition of Purchaser and has received and considered all information it deems relevant to make an informed investment decision.

     3.10 REGISTRATION OR EXEMPTION REQUIREMENTS. Seller acknowledges and agrees that the Seller Warrants and the Warrant Shares may not be resold, transferred, pledged or hypothecated (i) except in a transaction registered under the Securities Act or (ii) unless an exemption from such registration is available and, if the Purchaser so requests in writing, an opinion of counsel reasonably satisfactory to the Purchaser is obtained to the effect that the transaction is so exempt; PROVIDED, HOWEVER, that an opinion of counsel shall not be required upon the transfer by the Investor of any securities to its Affiliates if such Affiliate is an "accredited investor" as defined in Rule 501(A) under the Securities Act and such Affiliate agrees to be bound by this Agreement. The Seller understands that the certificate(s) evidencing the Seller Warrants shall be imprinted with appropriate legends describing the above restrictions. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended, which permit the limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about Purchaser, the resale occurring not less than one year after a party has acquired and given full consideration for the security to be acquired, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of securities being sold during any three-month period not exceeding specified limitations under certain circumstances.

     3.11 NO LEGAL, TAX OR INVESTMENT ADVICE. Seller understands that nothing in this Agreement or any other materials presented to Seller in connection with the purchase of Seller Warrants constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Seller Warrants.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser represents and warrants to the Seller that all of the following statements are true, accurate and correct:

     4.1 DUE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     4.2 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Agreements to which it is or may become a party, and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Agreements, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Upon the execution and delivery of the other Transactional Agreements to which the Purchaser is a party, such Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

     4.3 NON-CONTRAVENTION; CONSENTS. The execution, delivery and performance of this Agreement and each of the other Transactional Agreements to which it is a party by the Purchaser, and the consummation of the Transactions by the Purchaser, do not and will not directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with, or result in a violation of, any term of such party's Articles of Incorporation or Bylaws, or (ii) to the best of Purchaser's knowledge, require any material filing with, or permit, authorization, consent or approval of, any Governmental Body or other Person or
(iii) to the best of Purchaser's knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is subject, except in the case of any of (i), (ii) or (iii) where such contravention, conflict or violation, or the failure to so file or obtain such permit, authorization, consent or approval, would not have a material adverse effect on the ability of the Purchaser to consummate the Transactions.

     4.4 LITIGATION. To the best of each of the Purchaser's knowledge, there is no Proceeding by or before any Governmental Body or threatened against or involving the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the ability of the Purchaser to consummate the Transactions. The Purchaser is not aware and has no grounds to know of any reasonable basis for the commencement of any such Proceeding. To the best of Purchaser's knowledge, there are no Orders of any Governmental Body against the Purchaser affecting the Purchaser's ability to consummate the Transactions.

5.   COVENANTS OF THE SELLER.

     Seller covenants and agrees with Purchaser as follows:

     5.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Seller shall not issue any press release or make any disclosure or public announcement relating to this Agreement or the Transactions without the prior written approval of the Purchaser, which shall not be unreasonably withheld. The previous sentence notwithstanding, (a) Seller may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation, (b) Seller shall not be prevented from making any disclosures whatsoever concerning the General Assignment or the Assignment except with respect to any mention of the identity of the Purchaser or the terms of this Agreement, and (c) Seller shall not publish a tombstone regarding the General Assignment, the Assignment and this Agreement without the prior written approval of the Purchaser, which shall not be unreasonably withheld.

     5.2 FURTHER ASSURANCES. From and after the Closing Date, except as otherwise expressly provided herein, Seller shall use good faith commercially reasonable efforts to cooperate with and otherwise assist the Purchaser and the Purchaser's affiliates and promptly sign and deliver to Purchaser any and all such additional documents, instruments, endorsements and related information and take actions, or omit to take action, as the Purchaser may reasonably request for the purpose of effecting the transaction contemplated herein; PROVIDED, HOWEVER, that such documents, instruments, endorsements or related information shall be prepared solely by Purchaser at Purchaser's sole cost and expense. Without limiting the generality of the foregoing, from and after the Closing Date, Seller shall promptly remit to the Purchaser any funds that are received by Seller or Assignor and that are included in, or that represent payment of receivables included in, the Required Assets except as otherwise contemplated herein relating to Excluded Receivables. Seller: (a) hereby irrevocably authorize the Purchaser, at all times on and after the Closing Date, to endorse in the name of Seller or Assignor any check or other instrument that is made payable to Seller or Assignor and that represents funds included in, or that represents the payment of any receivable included in, the Required Assets; and
(b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of Seller or Assignor (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of Seller or Assignor, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Required Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Required Assets, or
(iii) otherwise carrying out or facilitating the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller or Assignor.

     5.3 NOTIFICATION. Seller shall promptly notify the Purchaser in writing of:
(a) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Seller in this Agreement, (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement and (c) any Breach of any covenant or obligation of Seller set forth in this Agreement.

     5.4 AUDITED FINANCIAL STATEMENTS. Seller shall use good faith commercially reasonable efforts to cooperate with and otherwise assist Purchaser in connection with the preparation of an audit of Assignor's books and records in connection with the transaction contemplated hereby (the "AUDIT"). To the extent not previously paid by the Assignor prior to the Closing Date, the Purchaser agrees to pay all audit fees ("AUDIT FEES") associated with any such audit, including, without limitation, all fees, costs, expenses and charges in connection with (a) the auditors, (b) the contractors, audit support personnel and other Persons providing direct or indirect assistance or support in the preparation, review and completion of the audit(s) contemplated in connection with the transaction contemplated herein. Anything contained herein notwithstanding, the parties acknowledge and agree that, assuming that the Seller has used good faith commercially reasonable efforts to cooperate with and otherwise assist the Purchaser in the manner required pursuant to this Section 5.4, the failure of Purchaser to complete the audit of Assignor's books as contemplated hereunder shall in no way modify or amend the rights of the parties under this Agreement, or otherwise be deemed a Breach by Seller in whole or in part whatsoever.

     5.5 SELLER INFORMATION. In connection with the preparation, filing or mailing by the Purchaser of any Regulation M-A Filing, Proxy Statement or Form 8-K, Seller shall use commercially reasonable good faith efforts to cooperate with and otherwise assist Purchaser in connection with the preparation, filing or compliance with all applicable securities laws, rules and regulations required of Purchaser in connection with the transaction contemplated hereby at Purchaser's sole cost and expense. Notwithstanding the foregoing, the parties acknowledge and agree that, assuming that the Seller has used good faith commercially reasonable efforts to cooperate with and otherwise assist Purchaser as contemplated in this Section 5.5, the failure of Purchaser to comply with applicable securities laws, rules and regulations required of Purchaser in connection with the transaction contemplated hereby shall in no way modify or amend the rights of the parties under this Agreement, or otherwise be deemed a Breach by Seller in whole or in part whatsoever.

     5.6 SURVIVAL OF COVENANTS. Each of the covenants set forth in this Section 5 shall survive the Closing.

6.   COVENANTS OF THE PURCHASER.

     6.1 CONFIDENTIALITY. The Purchaser shall ensure that all copies, if any, of financial information, pricing, marketing plans, business plans, and other confidential and/or proprietary information of Assignor and/or Seller disclosed to the Purchaser in the course of negotiating the transaction contemplated by this Agreement ("SELLER CONFIDENTIAL INFORMATION"), will be held in confidence and not used or disclosed by Purchaser or any of its employees, affiliates or stockholders, except to any public or private lender, for a period of six (6) months from the Closing Date and will be promptly destroyed by the Purchaser, as the case may be, or returned to Seller, upon Seller's written request to the Purchaser, as the case may be; PROVIDED, HOWEVER that from and after the Closing, the foregoing covenant shall not be applicable to any Seller Confidential Information included in the Required Assets. It is agreed that Seller Confidential Information will NOT include information that: (a) is proven to have been known to Purchaser prior to receipt of such information from Seller; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Seller; (c) is now, or later becomes part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Purchaser; (d) is independently developed by Purchaser without the use of any Seller Confidential Information or (e) is required to be disclosed by law or applicable governmental regulation including, without limitation, in connection with the Purchaser's preparation and mailing to its shareholders of the Proxy Statement or the filing of the Regulation M-A Filing or Form 8-K with the SEC.

     6.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The Purchaser shall not issue any press release or make any disclosure or public announcement relating to the financial terms of this Agreement or identifying Seller without the prior written approval of Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser may disclose certain information relating to this Agreement if required to do so by law or applicable governmental regulation.

     6.3 TAXES AND ANY OTHER CHARGES RELATED TO THE SALE. Purchaser agrees to promptly pay all sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that become payable in connection with the sale of the Required Assets to the Purchaser under this Agreement.

     6.4 FURTHER ASSURANCES. From and after the Closing Date, Purchaser shall use good faith commercially reasonable efforts to cooperate with and otherwise assist Seller and promptly sign and deliver to Seller any and all such additional documentation, instruments, endorsements and related information and take such actions, or omit to take such actions, as Seller may reasonably request for the purpose of effecting the transaction contemplated herein.

     6.5 REPORTING. Purchaser shall provide Seller with quarterly status reports regarding the Assumed Liabilities no later than fifteen (15) days after the conclusion of each fiscal quarter until such time as all Assumed Liabilities are fully satisfied (paid and/or released). Such reports shall contain a list of all Assumed Liabilities, identifying the name, address and amount of the claim of each claimant, and the amount of each Assumed Liability that has been paid and/or released. Upon satisfaction of the Assumed Liabilities by Purchaser, Purchaser shall provide Seller a certificate or other evidence acceptable to Seller evidencing the satisfaction of such Assumed Liabilities.

6.6  WARRANTS.

     (A) Subject to all required approvals of the Purchaser in connection with the issuance thereof, and as soon as practicable following the receipt thereof, Purchaser shall issue to Seller in the name of Seller as Assignee for the Benefit of Creditors of Assignor warrants (the "SELLER WARRANTS") to purchase an aggregate of 20,000 shares of common stock, par value $0.01 per share ("PARENT COMMON STOCK") of Purchaser ("WARRANT SHARES") at an exercise price of $1.35 per share. The Seller Warrants shall be substantially in the form that is attached hereto as EXHIBIT E. Prior to the issuance of such Seller Warrants, and as a condition thereto, Seller shall deliver to Purchaser an Investor Representation Letter in the form attached hereto as EXHIBIT F. Subject to the provisions of this Section 6.6, the parties expressly contemplate that:

         (i) Seller shall not sell, transfer or assign the Seller Warrants, the Warrant Shares or any interest therein, to the creditors of Assignor,

         (ii) Seller, upon exercise of the Seller Warrants, will use any net proceeds derived from the sale of such Warrant Shares for the benefit of the unsecured creditors of Assignor as of the Assignment consistent with Seller's fiduciary duties in connection with the estate of Assignor; provided, however, that the provisions hereof shall in no manner be deemed to expand the obligations or Liability, if any, of Seller as Assignee for the Benefit of Creditors of Assignor to any creditor of Assignor; and

         (iii) Except for fees and expenses incurred in connection with the exercise of the Seller Warrants and the sale of any Warrant Shares (including, without limitation, any legal, accounting or other fees, expenses and costs incurred by or on behalf of Seller in connection with any opinion required or appropriate for such exercise and sale as contemplated herein, and including, without limitation, in connection with the registration and/or sale of the Warrant Shares, or as otherwise reasonable and appropriate in connection with compliance with the terms hereof, the Securities Act, the rules and regulations promulgated thereunder, or any other relevant securities law, rule or regulation), Seller shall not be entitled to use any proceeds from the sale of such Warrant Shares for its own benefit including, without limitation, for the payment of any Seller fees or expenses except as otherwise provided herein.

         (B) Purchaser shall use good faith commercially reasonable efforts to seek all necessary approvals, including, without limitation, the approval of its board of directors and shareholders, as applicable, following the Closing Date in connection with the issuance of the Seller Warrants as contemplated herein.

     6.7 SURVIVAL OF COVENANTS. The covenants set forth in this Section 6 shall survive the Closing.

7.   CONDITIONS PRECEDENT TO CLOSE.

     7.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as the Purchaser may expressly waive the same in writing:

         (A) ACCURACY OF REPRESENTATIONS. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the date hereof;

         (B) PERFORMANCE OF OBLIGATIONS. As of the Closing Date, Seller shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date;

         (C) DELIVERY OF REQUIRED ASSETS. Seller shall have made the Required Assets available to Purchaser as set forth in Section 1.3 above; and

         (D) DELIVERY OF CLOSING DOCUMENTS. Seller shall have delivered, and Purchaser shall have received, the documents described in Section 8.2 hereof in form and substance reasonably acceptable to Purchaser.

         (E) COMDISCO LOAN ASSUMPTION AGREEMENT. Comdisco shall have executed and delivered to the Purchaser the Comdisco Loan Assumption Agreement, in the form attached hereto as EXHIBIT G.

         (F) SYNDICATE LOAN ASSUMPTION AGREEMENT. Each of the members of the Syndicate shall have executed and delivered to the Purchaser the Syndicate Loan Assumption Agreement, in the form attached hereto as EXHIBIT H.

         (G) BRIDGE LOAN ASSUMPTION AGREEMENT. The Collateral Agent (as such term is defined in the Bridge Purchase Agreement) shall have executed and delivered to the Purchaser the Bridge Loan Assumption Agreement, in the form attached hereto as EXHIBIT I.

         (H) CONSENT AND AGREEMENT. The Collateral Agent (as such term is defined in the Bridge Purchase Agreement) shall have executed and delivered to the Purchaser the Consent and Agreement, in the form attached hereto as EXHIBIT J.

         7.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

             (A) ACCURACY OF REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects on and as of the date hereof and at and as of the Closing with the same force and effect as if they had been made on and as of such date;

             (B) PERFORMANCE OF OBLIGATIONS. As of the Closing Date, Purchaser shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Purchaser and required to be performed or complied with by the Purchaser at, or prior to, the Closing Date; and

             (C) DELIVERY OF CLOSING DOCUMENTS. Purchaser shall have delivered, and Seller shall have received, the documents described in Section 8.1 hereof, in form and substance reasonably satisfactory to Seller.

8.  CLOSING OBLIGATIONS.

     8.1 PURCHASER'S CLOSING OBLIGATIONS. At the Closing, Purchaser shall deliver to Seller the following:

         (A) The Assignment and Assumption Agreement, in the form attached hereto as EXHIBIT K, signed by an authorized officer of Purchaser on behalf of Purchaser; and

         (B) Such other documents, instruments, endorsements, certificates and agreements as reasonably requested by Seller to effectuate the transaction contemplated herein.

     8.2 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall deliver to Purchaser the following:

         (A) The Required Assets in accordance with Section 1.3;

         (B) The Assignment and Assumption Agreement in the form attached hereto as EXHIBIT K signed by an authorized officer of Seller on behalf of Seller, as Assignee for the Benefit of Creditors of Assignee;

         (C) The Bill of Sale Agreement, in the form attached hereto as EXHIBIT L, signed by an authorized officer of Seller on behalf of Seller, as Assignee for the Benefit of Creditors of Assignee;

         (D) The Assignment of Trademarks, in the form attached hereto as EXHIBIT M, signed by an authorized officer of Seller on behalf of Seller, as Assignee for the Benefit of Creditors of Assignee; and

         (E) Such other documents, instruments, endorsements, certificates and agreements as reasonably requested by Purchaser to effectuate the transaction contemplated herein.

9.   MISCELLANEOUS PROVISIONS.

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Seller or the Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of one (1) year after the Closing.

9.2      INDEMNIFICATION

         (A) INDEMNIFIED LOSSES. For the purpose of this Section 9.2 and when used elsewhere in this agreement, "Loss" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys' fees and other legal costs and expenses relating thereto.

         (B) NO INDEMNIFICATION BY SELLER. Seller is selling to the Purchaser the Required Assets defined in this Agreement "as is" and "where is", with no representations or warranties as to merchantability, fitness or usability or in any other regard (except for the limited representations and warranties specifically set forth above) and does not agree to defend, indemnify or hold harmless Purchaser, any parent, or any subsidiary or affiliate of Purchaser or any director, officer, employee, stockholder, agent or attorney of Purchaser or of any parent, subsidiary or affiliate of Purchaser from and against and in respect of any Loss which arises out of or results from the transaction described herein.

         (C) INDEMNIFICATION BY PURCHASER. Subject to the provisions and limitations set forth in this Section 9.2, Purchaser agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller and any director, officer, employee, stockholder, agent or attorney of Seller or of any parent, subsidiary or affiliate of Seller (individually, a "SELLER INDEMNITEE" and, collectively, the "SELLER INDEMNITEES") from and against and in respect of any Loss which arises out of or results from: (i) the use of the Required Assets after the Closing; or (ii) any Breach by the Purchaser with respect to the payment or discharge by Purchaser in connection with any Assumed Liabilities listed in Section 2.2(a) above; PROVIDED, HOWEVER, that nothing in this Section
9.2 shall impose on Purchaser any duty to indemnify Seller for any Excluded Liabilities.

         (D) PERIOD FOR MAKING CLAIMS. A claim for indemnification by a Seller Indemnitee under this Section 9.2 may be brought, if at all, at any time after the Closing Date, with respect to any claim or claims for indemnification under this Section 9

         (E) MAXIMUM LIABILITY. Notwithstanding anything contained herein to the contrary, the liability of the Purchaser with respect to any claim for indemnification by a Seller Indemnitee pursuant to Section 9.2(c)(ii) shall be limited to $3,682,037; PROVIDED, HOWEVER, that the liability of the Purchaser under this Section 9.2 shall not be limited pursuant to this Section 9.2(e) with respect to any claim for indemnification by a Seller Indemnitee either (i) pursuant to Section 9.2(c)(i) or (ii) pursuant to Section 9.2(c)(ii) solely with respect to any Assumed Liability for which a claim for indemnification by a Seller Indemnitee may be made pursuant to Section 2.2(a)(iv) and which relates to the use of the Required Assets after the Closing Date.

     9.3 FEES AND EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own expenses (including without limitation attorneys' fees) in connection with the negotiation and consummation of the transaction contemplated hereby.

     9.4 ATTORNEYS' FEES. If any legal action or other legal proceeding, including, without limitation, a suit or arbitration, relating to the enforcement or interpretation of any provision of this Agreements or the documents executed in connection herewith, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) to be fixed in an amount by the court or arbitrator(s) (including, without limitation, costs, expenses and fees on appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

     9.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to the Seller:

          Sherwood Partners, Inc.                 COPY TO:

          849 Sawtelle Blvd., Suite 543       Sulmeyer, Kupetz, Baumann
          Los Angeles, CA 90025-7011           & Rothman
          Tel: 310-477-8990                   300 S. Grand Ave., 14th Floor
          Fax: 310-477-8402                   Los Angeles, CA 90071
          Email: mam@shrwood.com              Tel: 213-626-2311
          Attention: Michael Maidy            Fax: 213-629-4520
                                              Email: dkupetz@skbr.com
                                              Attention: David S.  Kupetz, Esq.


                   if to the Purchaser:

         SEEC, Inc.                           COPY TO:
         Park West One

         Suite 200                            Cohen & Grigsby, P.C.
         Cliff Mine Road                      11 Stanwix St., 15th Floor
         Pittsburgh, PA 15275                 Pittsburgh, PA 15222-1319
         Tel: 412-893-0300                    Tel: 412-297-4985
         Fax: 412-893-0417                    Fax:  412-209-0672
         Email: rkoka@seec.com                Email: dwessels@cohenlaw.com
         Attention: Ravi Koka                 Attention: Daniel L. Wessels

     9.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

     9.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     9.10 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

         (A) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns. Notwithstanding anything contained herein to the contrary, Purchaser expressly agrees to assume any and all immigration-related obligations of Assignor and as such, and solely for purposes of the applicable federal and state immigration regulations, Purchaser is the "successor-in-interest" to Assignor; PROVIDED, HOWEVER, that the preceding sentence shall neither expand or limit the obligations of the parties hereto except as expressly provided with respect to Purchaser in connection with applicable federal and state immigration regulations.

         (B) The Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent (which consent shall not be unreasonably withheld).

         (C) None of the provisions of this Agreement is intended to expressly or impliedly provide, or shall be construed to confer upon or give, any rights or remedies to any Person other than the parties to this Agreement, the Syndicate, Comdisco and the Bridge Lenders, and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of Assignee shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of Assignor shall have any rights under this Agreement or any of the other Transactional Agreements except as otherwise contemplated herein and therein.

     9.11 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Purchaser. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

     9.12 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

     9.13 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules attached hereto (which are hereby incorporated herein by reference), and any agreements or documents to be executed in connection herewith, together constitute the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement.

     9.14 CONSTRUCTION.

         (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

         9.15 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first above written.

                                    SEEC, INC.,
                                      a Pennsylvania corporation

                                    By: /s/ Ravindra Koka
                                        -----------------------------
                                    Name: Ravindra Koka
                                    Title: President and CEO


                                   SHERWOOD PARTNERS, INC.,
                                      a California corporation

                                    By: /s/ Michael A. Maidy
                                        -----------------------------
                                    MICHAEL A. MAIDY, PRESIDENT

                   LIST OF SCHEDULE OF EXHIBITS AND SCHEDULES

Exhibit A Certain Definitions
Exhibit B General Assignment Agreement
Exhibit C Required Assets
Exhibit D Excluded Assets
Exhibit E Seller Warrants
Exhibit F Seller Representation Letter
Exhibit G Comdisco Loan Assumption Agreement
Exhibit H Syndicate Loan Assumption Agreement
Exhibit I Bridge Loan Assumption Agreement
Exhibit J Consent and Agreement
Exhibit K Assignment and Assumption Agreement
Exhibit L Bill of Sale
Exhibit M Assignment of Trademarks

Schedule 2.3 List of Business Continuity Unsecured Creditors


                                       1.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACCOUNTS RECEIVABLE. "Accounts Receivable" shall mean, with respect to the rights assigned by Assignor to Seller under the Assignment, and subject to the terms and conditions hereof, all trade accounts receivable, all evidences of indebtedness arising out of the sale of Inventory or other property, assets or services to any Person and, to the extent earned by performance which has occurred, all rights to receive payments arising out of the sales of Inventory or other property, assets or services to such Person.

         AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

         ASSIGNOR CONTRACT. "Assignor Contract" shall mean any Contract to which Assignor is a party as of immediately prior to the Assignment or otherwise related to or involving the business of Assignor or the Assets, including those in which any of the Required Assets is or may become bound.

         ASSETS. "Assets" shall mean all of Asera's right, title and interest in and to tangible and intangible assets owned by or on behalf of Asera, or otherwise used in connection with the business of Asera (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles).

         BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any material inaccuracy in or material breach (including any inadvertent or innocent breach) of, or any material failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any material claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, lease, license, indenture, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         EMPLOYEE AGREEMENT. "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Assignor or any ERAS Affiliate and any Assignor Employee.

         EMPLOYEE PLAN. "Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Assignor or any ERISA Affiliate for the benefit of any Assignor Employee, or with respect to which Assignor or any ERISA Affiliate has or may have any liability or obligation, except such definition shall not include any Employee Agreement.

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person under common control with Assignor within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, any the rules promulgated thereunder.

         FORM 8-K. "Form 8-K" shall mean any current reports on Form 8-K filed by the Purchaser with the SEC, and any amendments thereto, as required under the Exchange Act in connection with the Assignment, the Transactions or any other transactions involving Seller, Assignor or Kleiner Perkins Caufield and Byers.

         GAAP.  "GAAP" shall mean generally accepted accounting principles.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         INTELLECTUAL PROPERTY. "Intellectual Property" shall mean algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), listings, annotations, routines, subroutines, concepts, flow charts techniques, user interfaces, URLs, web sites, enhancements, designs, improvements, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, work product, programmers' notes, samples, studies and summaries) including the goodwill associated therewith, licenses, sublicenses granted with respect thereto and remedies against infringement and rights of protection of interests therein under the laws of all jurisdictions.

         INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(A)" through "(E)" above.

         IRS.  "IRS" shall mean the United States Internal Revenue Service.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LIABILITY. "Liability" shall mean any debt, obligation, duty, expense, loss, Damage or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, expense, loss, Damage or would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, expense, loss, Damage or liability is immediately due and payable.

         ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

         PROXY STATEMENT "Proxy Statement" shall mean any proxy statement prepared and filed by the Purchaser with the SEC pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to solicit approval of its shareholders with respect to any transactions involving Seller, Assignor or Kleiner Perkins Caufield and Byers.

         PERSON. "Person" shall mean any individual, entity or governmental body.

         REGULATION M-A FILING. "Regulation M-A Filing" shall mean any filings pursuant to Rule 165 under the Securities Act of 1933, as amended, or Rule 14a-12 under the Exchange Act of 1934, as amended, to be made by the Purchaser in connection with the Assignment, the Transactions or any other transactions involving Seller, Assignor or Kleiner Perkins Caufield and Byers.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the Securities and Exchange Commission.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Bill of Sale, (d) the Assignment of Patents, (e) the Assignment of Trademarks and (e) the Assignment of Copyrights.

         TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by Seller or the Purchaser of their respective rights under the Transactional Agreements.

         WARN ACT. "WARN Act" shall mean the Workers Adjustment and Retraining and Notification Act of 1988, as amended.

                                    EXHIBIT B
                                    ---------

                          General Assignment Agreement

                                    EXHIBIT C
                                    ---------

                                 Required Assets

                                    EXHIBIT D
                                    ---------

                                 Excluded Assets

                                    EXHIBIT E
                                    ---------

                                 Seller Warrants

                                    EXHIBIT F
                                    ---------

                          Seller Representation Letter

                                    EXHIBIT G
                                    ---------

                       Comdisco Loan Assumption Agreement

                                    EXHIBIT H
                                    ---------

                       Syndicate Loan Assumption Agreement

                                    EXHIBIT I
                                    ---------

                        Bridge Loan Assumption Agreement

                                    EXHIBIT J
                                    ---------

                              Consent and Agreement

                                    EXHIBIT K
                                    ---------

                       Assignment and Assumption Agreement

                                    EXHIBIT L
                                    ---------

                                  Bill of Sale

                                    EXHIBIT M
                                    ---------


                            Assignment of Trademarks